Exhibit 10.59

                           Extract from Resolutions Approved
                            by the Board of Directors of
                           SPS Transaction Services, Inc.
                                 on April 29, 1997



RESOLVED, that Appendix A of the SPS Transaction Services, Inc. (the "Company") Amended and Restated Tax Deferred Equity Participation Plan ("TDEPP") is hereby amended and restated to read as follows:

                                   APPENDIX A

                                 Amount of Awards
                                 ----------------

           Effective for annual incentive bonuses awarded for 1997 and subsequent years, the amount of a Participant's Award shall be an amount equal to the sum of: (1) 20% of the first $250,000 of the Participant's bonus awarded under an annual incentive plan maintained by a Company and selected by the Board; (2) 30% of the amount of such bonus award which exceeds $250,000, but does not exceed $500,000; and (3) 40% of the amount of such bonus award which exceeds $500,000.

           Notwithstanding anything herein to the contrary, no Award shall exceed an amount which would cause a Participant's
      Compensation minus the Award to be less than the Minimum Eligible Compensation and no Award shall be granted in an amount less than $1,000.


FURTHER RESOLVED, that the Chairman, President and Chief Executive Officer or any Senior Vice President of the Company be, and each of them hereby is, authorized to take any and all actions which they deem necessary or appropriate to carry out the purposes and intents of the foregoing resolution and to make, execute and deliver or cause to be made executed and delivered, all agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Company as they may deem necessary or desirable in connection herewith, to perform or cause to be performed, the obligations of the Company referred to herein.

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